Exhibit 10.12

THIRD AMENDMENT

               THIRD AMENDMENT, dated as of June 20, 2005 (this “Amendment”), to the Credit Agreement, dated as of June 20, 2003 (as amended from time to time prior to the date hereof, the “Credit Agreement”), among UNITED COMPONENTS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), LEHMAN BROTHERS INC. and J.P. MORGAN SECURITIES INC., as joint advisors, joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”), JPMORGAN CHASE BANK, as syndication agent (in such capacity, the “Syndication Agent”), ABN AMRO BANK N.V., CREDIT LYONNAIS, NEW YORK BRANCH, FLEET NATIONAL BANK and GENERAL ELECTRIC CAPITAL CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

               WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

               WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and

               WHEREAS, the Lenders are willing to agree to such amendments on the terms and subject to the conditions contained in this Amendment.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

               SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

               SECTION 2. Amendments to Section 1.1. (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in their proper alphabetical order:

               “Consolidated Senior Debt”: all Consolidated Total Debt, including any Indebtedness associated with the sale of receivables as permitted pursuant to Section 7.5(m), other than the Senior Subordinated Notes.

               “Consolidated Senior Leverage Ratio”: as of any day, the ratio of (a) the excess, if any, of (i) Consolidated Senior Debt on such day over (ii) the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to such day for which the Borrower shall have delivered financial statements to the Lenders pursuant to Section 6.1.

               (b) The defined term “Excess Cash Flow” contained in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing before clause (b)(xi) of such defined term and replacing such word with a comma and (ii) adding the following after the end of such clause (b)(xi):

and (xii) the aggregate amount of repurchases of Senior Subordinated Notes during such fiscal year permitted pursuant to Section 7.9(a) of the Credit Agreement.

               SECTION 3. Amendment to Section 6.2(b). Section 6.2(b) of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing before clause (iii) of such Section and replacing such word with a comma and (ii) adding the following after the end of such clause (iii):

and (iv) if during the period covered by such financial statements the Borrower made any purchases of Senior Subordinated Notes pursuant to the proviso to clause (a) of Section 7.9, a certificate of a Responsible Officer demonstrating that the conditions to such purchase set forth in such proviso were complied with.

               SECTION 4. Amendment to Section 7.7. Section 7.7 of the Credit Agreement is hereby amended by replacing the table therein in its entirety with the following:

Period	Capital Expenditures

2003	$33,000,000

2004	$35,000,000

2005	$50,000,000

2006	$50,000,000

2007	$50,000,000

2008	$50,000,000

2009	$50,000,000

January 1, 2010 through June 30, 2010	$30,000,000

               SECTION 5. Amendment to Section 7.9. Section 7.9 of the Credit Agreement is hereby amended by adding the following proviso at the end of clause (a):

     ; provided that, notwithstanding the foregoing provisions of this clause (a), the Borrower shall be permitted to repurchase Senior Subordinated Notes in an aggregate principal amount of up to $75,000,000 while this Agreement is in effect so long as after giving pro forma effect to each such purchase, the Consolidated Senior Leverage Ratio would be less than or equal to 2.00:1:00

               SECTION 6. Conditions to Effectiveness. This Amendment shall become effective upon the date (the “Third Amendment Effective Date”) on which the Administrative Agent shall have received:

               (a) this Amendment, executed and delivered by a duly authorized officer of the Borrower;

               (b) written consents to the execution of this Amendment (“Lender Consent Letters”) from Lenders constituting the Required Lenders;

               (c) an executed Acknowledgment and Consent, in the form set forth at the end of this Amendment, from each Loan Party other than the Borrower (such Acknowledgements and Consents, together with this Amendment, the “Amendment Documents”); and

               (d) for the account of each Lender that executes and returns to the Administrative Agent a Lender Consent Letter on or before June 15, 2005, an amendment fee in an amount equal to 0.10% of the Aggregate Exposure of such Lender.

               The Administrative Agent shall notify the Borrower and the Lenders of the Third Amendment Effective Date, and such notice shall be conclusive and binding.

               SECTION 7. Representations and Warranties. To induce the Administrative Agent to enter into this Amendment and to induce the Lenders to consent thereto, the Borrower hereby represents and warrants to the Agents and all of the Lenders as of the Third Amendment Effective Date that:

               (a) Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make and deliver the Amendment Documents to which it is a party and to perform the Loan Documents to which it is a party, as amended by the Amendment Documents, and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of such Amendment Documents and the performance of such Loan Documents, as so amended.

               (b) Except as could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution and delivery of the Amendment Documents or with the performance, validity or enforceability of the Loan Documents, as amended by the Amendment Documents.

               (c) Each Amendment Document has been duly executed and delivered on behalf of each Loan Party which is a party thereto.

               (d) Each Amendment Document and each Loan Document, as amended by the Amendment Documents, constitutes a legal, valid and binding obligation of each Loan Party which is a party thereto enforceable against such Loan Party in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (e) The execution, delivery and performance of the Amendment Documents and the performance of the Loan Documents, as amended by the Amendment Documents, (i) will not violate the Organizational Documents of any of the Loan Parties or (ii) except as could not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law applicable to, or any Contractual Obligation of, Holdings, the Borrower or any of its Subsidiaries, or result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

               (f) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is qualified by materiality is true and correct on and as of the Third Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of such date, and each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is not qualified by materiality is true and correct in all material respects on and as of the Third Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date.

               SECTION 8. Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect in accordance with its terms.

               SECTION 9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

               SECTION 10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

UNITED COMPONENTS, INC.

By: /s/ Bruce M. Zorich
      Name: Bruce M. Zorich
      Title: President and Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By: /s/ V. Paul Arzouian
      Name: V. Paul Arzouian
      Title: Authorized Signatory